As filed with the Securities and Exchange Commission on May 1, 2012

Registration No. 333-170042

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

Filed pursuant to Rule 462(d)

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iGATE CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1802235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

iGATE Corporation

6528 Kaiser Drive

Fremont, CA 94555

(510) 896-3015

(Address, including Zip Code, and Telephone Number, including Area Code,

of Registrant’s Principal Executive Offices)

Mukund Srinath

Senior Vice President – Legal and Corporate Secretary

iGATE Corporation

6528 Kaiser Drive

Fremont, CA 94555

(510) 896-3015

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of agent for service)

Copy to:

Teresa V. Pahl

Michael J. Gorback

Hanson Bridgett LLP

425 Market Street, 26th Floor

San Francisco, California 94105

(415) 777-3200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated Filer	☐	Smaller Reporting Company	☐

THIS POST-EFFECTIVE AMENDMENT NO. 1 TO S-3 REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SEC IN ACCORDANCE WITH RULE 462(d) UNDER THE SECURITIES ACT OF 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-3 Registration Statement (this “Registration Statement”) is being filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended, solely to add Exhibit 23.4 hereto to the Registration Statement on Form S-3 (Registration No. 333-170042).

Part II

Information not required in the prospectus

Item 16.	Exhibits.

Exhibit No.	Name of Document	Method of Filing

1.1	Form of Underwriting Agreement	To be filed by an amendment or as an exhibit to a report filed under the Securities Exchange of 1934 and incorporated herein by reference

2.1	Share Purchase Agreement, dated as of January 10, 2011, by and among Pan-Asia iGATE Solutions and General Atlantic Mauritius Limited.	Incorporated by reference to Exhibit 2.2 to iGATE’s Form 8-K, filed on January 12, 2011.

2.2	Share Purchase Agreement, dated as of January 10, 2011, by and among Pan-Asia iGATE Solutions and General Atlantic Mauritius Limited.	Incorporated by reference to Exhibit 2.2 to iGATE’s Form 8-K, filed on January 12, 2011

2.3	Securities Purchase Agreement, dated as of January 10, 2011, by and among Pan-Asia iGATE Solutions and General Atlantic Mauritius Limited.	Incorporated by reference to Exhibit 2.3 to iGATE’s Form 8-K, filed on January 12, 2011.

2.4	Separation and Distribution Agreement by and between iGATE and Mastech Holdings, Inc., dated September 30, 2008.	Incorporated by reference to Exhibit 2.1 to iGATE’s Form 8-K, filed on October 1, 2008.

3.1	Third Amended and Restated Articles of Incorporation of iGATE, dated May 5, 2011.	Incorporated by reference to Exhibit 3.1 to iGATE’s Form 8-K, filed on May 11, 2011.

3.2	Amended and Restated Bylaws	Incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q, filed on August 14, 2000

3.3	Statement with Respect to Shares—8% Series B Convertible Participating Preferred Stock, no par value per share.	Incorporated by reference to Exhibit 3.1 to iGATE’s Form 8-K, filed on February 4, 2011.

4.1	Form of the Registrant’s Common Stock Certificate	Form of certificate representing the Common Stock of the Company is incorporated by reference from Exhibit 4.1 to iGATE Corporation’s Registration Statement on From S-1, Commission File No. 333-14169, filed on November 19, 1996

4.2	Registration Rights Agreement between iGATE Corporation and the Selling Shareholders named therein, dated as of August 17, 2010	Previously filed

4.3	Form of Senior Indenture	Previously filed

4.4	Form of Subordinated Indenture	Previously filed

4.5	Form of Senior Debt Security	To be filed by an amendment or as an exhibit to a report filed under the Securities Exchange of 1934 and incorporated herein by reference

4.6	Form of Subordinated Debt Security	To be filed by an amendment or as an exhibit to a report filed under the Securities Exchange of 1934 and incorporated herein by reference

4.7	Indenture, dated April 29, 2011, by and among iGATE, iGATE Technologies, Inc., and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee.	Incorporated by reference to Exhibit 4.1 to iGATE’s Form 8-K, filed on May 5, 2011.

4.8	Supplemental Indenture, dated May 12, 2011, among iGATE, the guarantors named therein, and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee.	Incorporated by reference to Exhibit 4.4 to iGATE’s Registration Statement on Form S-4, filed on September 30, 2011.

4.9	Registration Rights Agreement, by and among iGATE, iGATE Technologies, Inc., Jefferies & Company, Inc. and RBC Capital Markets, LLC, dated April 29, 2011.	Incorporated by reference to Exhibit 4.2 to iGATE’s Form 8-K, filed on May 5, 2011.

4.10	Escrow Agreement, by and among iGATE, as Grantor, Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as Trustee, and Standard Chartered Bank, as Escrow Agent.	Incorporated by reference to Exhibit 10.1 to iGATE’s Form 8-K, filed on May 5, 2011.

4.11	Account Security Deed, dated as of May 3, 2011, by and among iGATE, as chargor, and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as charge.	Incorporated by reference to Exhibit 10.2 to iGATE’s Form 8-K, filed on May 5, 2011.

5.1	Opinion of Reed Smith LLP	Previously filed

12.1	Computation of Ratio of Earnings to Fixed Charges	Previously filed

23.1	Consent of Ernst & Young, Independent Registered Public Accounting Firm	Previously filed

23.2	Consent of BDO USA, LLP (formerly BDO Seidman, LLP), Independent Registered Public Accounting Firm	Previously filed

23.3	Consent of Reed Smith LLP	Previously filed

23.4	Consent of KPMG, Independent Registered Public Accounting Firm.	Filed herewith.

24.1	Powers of Attorney	Previously filed

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 for the Senior Indenture	To be filed by an amendment or as an exhibit to a report filed under the Securities Exchange of 1934 and incorporated herein by reference

25.2	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 for the Subordinated Indenture	To be filed by an amendment or as an exhibit to a report filed under the Securities Exchange of 1934 and incorporated herein by reference

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on May 1, 2012.

iGATE CORPORATION

By:	/s/ PHANEESH MURTHY
Phaneesh Murthy President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ * Sunil Wadhwani	Co-Chairman of the Board of Directors	May 1, 2012

/s/ * Ashok Trivedi	Co-Chairman of the Board of Directors	May 1, 2012

/s/ PHANEESH MURTHY Phaneesh Murthy	President and Chief Executive Officer (Principal Executive Officer and Director)	May 1, 2012

/s/ * Prashanth Idgunji	Chief Accounting Officer (Principal Accounting Officer)	May 1, 2012

/s/ * Sujit Sircar	Chief Financial Officer (Principal Financial Officer)	May 1, 2012

/s/ * Goran Lindahl	Director	May 1, 2012

/s/ * Martin C. McGuinn	Director	May 1, 2012

/s/ * Joseph J. Murin	Director	May 1, 2012

Roy Dunbar	Director

Salim Nathoo	Director

*By: /S/ PHANEESH MURTHY Phaneesh Murthy, Attorney-in-fact

Exhibit Index

Exhibit No.	Name of Document	Method of Filing

1.1	Form of Underwriting Agreement	To be filed by an amendment or as an exhibit to a report filed under the Securities Exchange of 1934 and incorporated herein by reference

2.1	Share Purchase Agreement, dated as of January 10, 2011, by and among Pan-Asia iGATE Solutions and General Atlantic Mauritius Limited.	Incorporated by reference to Exhibit 2.2 to iGATE’s Form 8-K, filed on January 12, 2011.

2.2	Share Purchase Agreement, dated as of January 10, 2011, by and among Pan-Asia iGATE Solutions and General Atlantic Mauritius Limited.	Incorporated by reference to Exhibit 2.2 to iGATE’s Form 8-K, filed on January 12, 2011

2.3	Securities Purchase Agreement, dated as of January 10, 2011, by and among Pan-Asia iGATE Solutions and General Atlantic Mauritius Limited.	Incorporated by reference to Exhibit 2.3 to iGATE’s Form 8-K, filed on January 12, 2011.

2.4	Separation and Distribution Agreement by and between iGATE and Mastech Holdings, Inc., dated September 30, 2008.	Incorporated by reference to Exhibit 2.1 to iGATE’s Form 8-K, filed on October 1, 2008.

3.1	Third Amended and Restated Articles of Incorporation of iGATE, dated May 5, 2011.	Incorporated by reference to Exhibit 3.1 to iGATE’s Form 8-K, filed on May 11, 2011.

3.2	Amended and Restated Bylaws	Incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q, filed on August 14, 2000

3.3	Statement with Respect to Shares—8% Series B Convertible Participating Preferred Stock, no par value per share.	Incorporated by reference to Exhibit 3.1 to iGATE’s Form 8-K, filed on February 4, 2011.

4.1	Form of the Registrant’s Common Stock Certificate	Form of certificate representing the Common Stock of the Company is incorporated by reference from Exhibit 4.1 to iGATE Corporation’s Registration Statement on From S-1, Commission File No. 333-14169, filed on November 19, 1996

4.2	Registration Rights Agreement between iGATE Corporation and the Selling Shareholders named therein, dated as of August 17, 2010	Previously filed

4.3	Form of Senior Indenture	Previously filed

4.4	Form of Subordinated Indenture	Previously filed

4.5	Form of Senior Debt Security	To be filed by an amendment or as an exhibit to a report filed under the Securities Exchange of 1934 and incorporated herein by reference

4.6	Form of Subordinated Debt Security	To be filed by an amendment or as an exhibit to a report filed under the Securities Exchange of 1934 and incorporated herein by reference

4.7	Indenture, dated April 29, 2011, by and among iGATE, iGATE Technologies, Inc., and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee.	Incorporated by reference to Exhibit 4.1 to iGATE’s Form 8-K, filed on May 5, 2011.

4.8	Supplemental Indenture, dated May 12, 2011, among iGATE, the guarantors named therein, and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee.	Incorporated by reference to Exhibit 4.4 to iGATE’s Registration Statement on Form S-4, filed on September 30, 2011.

4.9	Registration Rights Agreement, by and among iGATE, iGATE Technologies, Inc., Jefferies & Company, Inc. and RBC Capital Markets, LLC, dated April 29, 2011.	Incorporated by reference to Exhibit 4.2 to iGATE’s Form 8-K, filed on May 5, 2011.

4.10	Escrow Agreement, by and among iGATE, as Grantor, Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as Trustee, and Standard Chartered Bank, as Escrow Agent.	Incorporated by reference to Exhibit 10.1 to iGATE’s Form 8-K, filed on May 5, 2011.

4.11	Account Security Deed, dated as of May 3, 2011, by and among iGATE, as chargor, and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as charge.	Incorporated by reference to Exhibit 10.2 to iGATE’s Form 8-K, filed on May 5, 2011.

5.1	Opinion of Reed Smith LLP	Previously filed

12.1	Computation of Ratio of Earnings to Fixed Charges	Previously filed

23.1	Consent of Ernst & Young, Independent Registered Public Accounting Firm	Previously filed

23.2	Consent of BDO USA, LLP (formerly BDO Seidman, LLP), Independent Registered Public Accounting Firm	Previously filed

23.3	Consent of Reed Smith LLP	Previously filed

23.4	Consent of KPMG, Independent Registered Public Accounting Firm.	Filed herewith.

24.1	Powers of Attorney	Previously filed

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 for the Senior Indenture	To be filed by an amendment or as an exhibit to a report filed under the Securities Exchange of 1934 and incorporated herein by reference

25.2	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 for the Subordinated Indenture	To be filed by an amendment or as an exhibit to a report filed under the Securities Exchange of 1934 and incorporated herein by reference